Exhibit 99.1

Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
July 13, 2006

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS NET SALES ORDERS FOR THE THIRD QUARTER OF FISCAL YEAR 2006 AND REVISES FISCAL YEAR 2006 GUIDANCE

FORT WORTH, TEXAS - D.R. Horton, Inc. (NYSE:DHI), America’s Builder, the largest homebuilder in the United States, Thursday (July 13, 2006), reported net sales orders for the third quarter ended June 30, 2006 of 14,316 homes ($3.8 billion), compared to 14,980 homes ($4.1 billion) for the same quarter of fiscal year 2005. Net sales orders for the first nine months of fiscal year 2006 increased 6% to 41,550 homes ($11.4 billion), compared to 39,282 homes ($10.9 billion) for the same period of fiscal year 2005.

Donald R. Horton, Chairman of the Board, said, “Our people worked very hard to achieve these net sales orders given the difficult selling conditions the homebuilding industry is experiencing. The current home sales environment is characterized by an increase in both existing and new homes available for sale, higher than normal cancellation rates and an increase in the use of sales incentives in many of our markets. Due to these market conditions, we expect earnings for the third quarter ended June 30, 2006 to be approximately $0.93 per diluted share, which reflects approximately $0.11 per diluted share in writeoffs of earnest money and pre-acquisition costs related to land option contracts. We are reducing our guidance for fiscal year 2006 to $3.65 per diluted share or greater on approximately 50,000 homes closed.”

The Company will provide additional information about the third quarter results and its expectations for fiscal year 2006 in its July 20, 2006 press release and earnings conference call. The conference call will be held Thursday, July 20, 2006 at 10:00 a.m. Eastern Time (ET). The dial-in number is 800-374-9096. Participants are encouraged to call in five minutes before the call begins (9:55 a.m. ET). Please reference the call host, Donald J. Tomnitz, CEO of D.R. Horton, Inc. The call will also be webcast from the Company’s website at www.DRHORTON.com on the “Investor Relations” page.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 51,000 homes in its fiscal year ended September 30, 2005.  Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 83 markets in 27 states in the Mid-Atlantic, Midwest, Southeast, Southwest and Western regions of the United States.  The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include our expectation for earnings for the third quarter ended June 30, 2006 to be approximately $0.93 per diluted share and for fiscal year 2006 to be $3.65 per diluted share or greater on approximately 50,000 homes closed. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate construction and other business conditions; changes in interest rates, the availability of mortgage financing or increases in the costs of owning a home; governmental regulations and environmental matters; the Company’s substantial debt; competitive conditions within the industry; the availability of capital to the Company on favorable terms; the Company’s ability to successfully effect its growth strategies; and warranty and product liability claims. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q, which are filed with the Securities and Exchange Commission.

WEBSITE ADDRESS: www.DRHORTON.com

D.R. HORTON, INC.
(Dollars in millions)
NET SALES ORDERS

	Three months ended June 30,
	2005		2006
	Homes	Dollars	Homes	Dollars
Mid-Atlantic	1,453	$381.6	1,355	$330.4
Midwest	952	254.5	585	171.0
Southeast	2,346	577.3	2,186	530.4
Southwest	5,807	1,158.5	6,511	1,340.0
West	4,422	1,762.9	3,679	1,461.2

	14,980	$4,134.8	14,316	$3,833.0

	Nine months ended June 30,
	2005		2006
	Homes	Dollars	Homes	Dollars
Mid-Atlantic	3,753	$1,004.7	3,839	$956.9
Midwest	2,258	603.8	1,736	496.4
Southeast	6,079	1,485.8	6,455	1,595.8
Southwest	15,383	3,007.1	17,652	3,635.0
West	11,809	4,787.8	11,868	4,678.9

	39,282	$10,889.2	41,550	$11,363.0